Exhibit 99.1

Company Contact: Andrew Warner, CFO EnergyConnect Group, Inc. (408) 898-4592 AWarner@energyconnectinc.com	Investor Relations: Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Appoints Regulatory Expert Beth Emery to its Board of Directors
– Increases Board Count from Six to Seven –

San Jose, CA – August 3, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, appointed N. Beth Emery, 58, to its board of directors effective July 30, 2010. This appointment increases the total number of directors from six to seven.

Kevin Evans, EnergyConnect’s president and CEO, said, “Beth brings extensive energy, finance, corporate and regulatory experience to our company.  We are confident Beth’s contribution will prove invaluable as we continue to deliver industry-leading integrated demand response services and technologies for the smart grid through our technology platform.”

Emery said, “I am excited to join EnergyConnect’s board of seasoned technology and energy executives.  EnergyConnect’s technology enables commercial, institutional and industrial consumers to manage their use of electricity in ways that bring savings and additional reliability to the grid at a time when the landscape for demand response is rapidly evolving.  I am committed to leveraging my experience in regulatory policy and market design to expand EnergyConnect’s national footprint and position it as the technology leader for the smart grid.”

N. Beth Emery
Ms. Emery has over three decades of experience in business law and regulatory matters, principally for clients in regulated industries.  Currently an Of Counsel at Tuggey Rosenthal Pauerstein Sandoloski Agather LLP, Ms. Emery concentrates on energy finance, corporate and regulatory matters.  Ms. Emery was the first General Counsel for California Independent System Operator Corp., the entity controlling California’s electric grid, and also served as the first in-house chief legal officer for CPS Energy in San Antonio, Texas, the nation’s largest municipally owned electric and gas utility.  During over 25 years in private practice in Washington, D.C., focusing on corporate transactions and regulatory matters for energy and telecommunications companies, she was lead outside counsel for ISO New England’s development of “standard market design” for the New England Power Pool markets and served on the National Advisory committee of the U.S. Agency for International Development Energy Training Program.  Ms. Emery started her career as an attorney-advisor to the Rural Electrification Administration, and then as legal advisor to Matthew Holden, Jr., one of the initial five FERC Commissioners. Ms. Emery earned a B.A. with highest honors in Journalism from the University of Oklahoma and her J.D. from Harvard Law School.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers, enabling them to manage their use of electricity in response to market prices or regional power shortages.  The EnergyConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability.  For more information about this leading edge technology or investor relations, visit:  http://www.energyconnectinc.com.